================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             VISUAL NETWORKS, INC.,

                          VISUAL ACQUISITIONS TWO, INC.

                                       AND

                           INVERSE NETWORK TECHNOLOGY

                               SEPTEMBER 15, 1999

================================================================================

                                TABLE OF CONTENTS

ARTICLE I........................................................................1
THE MERGER.......................................................................1
        1.1    The Merger........................................................1
        1.2    The Closing.......................................................1
        1.3    Actions at the Closing............................................2
        1.4    Additional Action.................................................2
        1.5    Effect on Capital Stock...........................................2
        1.6    Dissenting Shares.................................................4
        1.7    Exchange of Shares................................................5
        1.8    Dividends.........................................................6
        1.9    Fractional Shares.................................................6
        1.10   Options; Warrants and Restricted Stock............................6
        1.11   Certificate Legends...............................................8
        1.12   Articles of Incorporation.........................................9
        1.13   By-laws...........................................................9
        1.14   Directors and Officers............................................9
        1.15   No Further Rights.................................................9
        1.16   Closing of Transfer Books.........................................9
        1.17   Tax and Accounting Consequences...................................9
        1.18   Taking of Necessary Action; Further Action.......................10
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................10
        2.1    Organization, Qualification and Corporate Power..................10
        2.2    Capitalization...................................................10
        2.3    Authorization of Transaction.....................................11
        2.4    Noncontravention.................................................12
        2.5    Subsidiaries.....................................................13
        2.6    Financial Statements.............................................13
        2.7    Absence of Certain Changes.......................................13
        2.8    Undisclosed Liabilities..........................................13
        2.9    Tax Matters......................................................14
        2.10   Assets...........................................................15
        2.11   Owned Real Property..............................................15
        2.12   Intellectual Property............................................16
        2.13   Real Property Leases.............................................19

        2.14   Contracts........................................................19
        2.15   Powers of Attorney...............................................21
        2.16   Insurance........................................................21
        2.17   Litigation.......................................................21
        2.18   Employees........................................................22
        2.19   Employee Benefits................................................23
        2.20   Environmental Matters............................................25
        2.21   Legal Compliance; Restrictions on Business Activities............26
        2.22   Permits..........................................................26
        2.23   Certain Business Relationships With Affiliates...................26
        2.24   Fees.............................................................26
        2.25   Books and Records................................................26
        2.26   Company Action...................................................27
        2.27   Customers and Suppliers..........................................27
        2.28   Pooling of Interests.............................................27
        2.29   Restrictions on Business Activities..............................27
        2.30   Certain Payments.................................................27
        2.31   State "Anti-Takeover" Statutes...................................28
        2.32   Information Supplied by the Company..............................28
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER SUB......28
        3.1    Organization.....................................................29
        3.2    Capitalization...................................................29
        3.3    Authorization of Transaction.....................................29
        3.4    Noncontravention.................................................30
        3.5    Reports and Financial Statements.................................30
        3.6    Tax Matters......................................................31
        3.7    Absence of Material Adverse Changes..............................32
        3.8    Litigation.......................................................32
        3.9    Legal Compliance; Restrictions on Business Activities............32
        3.10   Company Action...................................................32
        3.11   Pooling of Interests.............................................33
        3.12   Intentionally Omitted............................................33
        3.13   Information Supplied by the Buyer................................33
        3.14   Brokers' Fees....................................................33
ARTICLE IV COVENANTS............................................................33

        4.1    Best Efforts.....................................................33
        4.2    Notices and Consents.............................................34
        4.3    Special Meeting..................................................34
        4.4    Securities Laws..................................................34
        4.5    Operation of Business............................................35
        4.6    Full Access; Confidentiality.....................................37
        4.7    Notice of Breaches...............................................37
        4.8    Exclusivity......................................................38
        4.9    Employee Agreements..............................................38
        4.10   Employee Matters.................................................38
        4.11   Agreements From Certain Affiliates of the Company................38
        4.12   Shareholder Agreements...........................................39
        4.13   Registration Rights..............................................39
        4.14   Buyer Common Stock...............................................39
        4.15   Pooling Accounting...............................................39
        4.16   Escrow Agreement.................................................39
        4.17   Form S-8.........................................................40
        4.18   Reorganization...................................................40
        4.19   Interim Financial Statements; Special Earnings Release...........40
        4.20   Indemnification of Officers and Directors........................40
        4.21   Reasonable Commercial Efforts and Further Assurances.............41
ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER..................................41
        5.1    Conditions to Each Party's Obligations...........................41
        5.2    Conditions to Obligations of the Buyer and the Merger Sub........42
        5.3    Conditions to Obligations of the Company.........................44
ARTICLE VI TERMINATION..........................................................45
        6.1    Termination of Agreement.........................................45
        6.2    Amendment........................................................46
        6.3    Extension; Waiver................................................46
ARTICLE VII ESCROW AND INDEMNIFICATION..........................................47
        7.1    Indemnification..................................................47
        7.2    Escrow Fund......................................................48
        7.3    Damage Threshold.................................................48
        7.4    Escrow Period....................................................48
        7.5    Claims Upon Escrow Fund..........................................49
        7.6    Objections to Claims.............................................49

        7.7    Resolution of Conflicts and Arbitration..........................50
        7.8    Shareholders' Agent..............................................51
        7.9    Actions of the Shareholders' Agent...............................52
        7.10   Third-Party Claims...............................................52
ARTICLE VIII DEFINITIONS........................................................52
ARTICLE IX MISCELLANEOUS........................................................55
        9.1    Press Releases and Announcements.................................55
        9.2    No Third Party Beneficiaries.....................................55
        9.3    Entire Agreement.................................................55
        9.4    Succession and Assignment........................................56
        9.5    Counterparts.....................................................56
        9.6    Headings.........................................................56
        9.7    Notices..........................................................56
        9.8    Governing Law....................................................58
        9.9    Waivers..........................................................58
        9.10   Severability.....................................................58
        9.11   Expenses.........................................................59
        9.12   Other Remedies...................................................59
        9.13   Specific Performance.............................................59
        9.14   Construction.....................................................59
        9.15   Incorporation of Exhibits and Schedules..........................59

                                    EXHIBITS

Exhibit A   Form of Confidentiality/Assignment of Inventions Agreement
---------
Exhibit B   Form of Employment Agreement
---------
Exhibit C   Form of Affiliate Agreement
---------
Exhibit D   Form of Shareholder Agreement
---------
Exhibit E   Form of Registration Rights Agreement
---------
Exhibit F   Form of Escrow Agreement
---------
Exhibit G   Form of Opinion of Counsel to the Company
---------
Exhibit H   Form of Tax Opinion of Counsel to the Buyer and the Merger Sub
---------
Exhibit I   Form of Company Tax Certificate
---------
Exhibit J   Form of Opinion of Counsel to the Buyer and the Merger Sub
---------
Exhibit K   Form of Tax Opinion of Counsel to the Company
---------
Exhibit L   Form of Buyer Tax Certificate
---------

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into as of September 15, 1999 by and among VISUAL NETWORKS, INC., a Delaware corporation (the "Buyer"), VISUAL ACQUISITIONS TWO, INC., a California corporation and a wholly-owned subsidiary of the Buyer (the "Merger Sub"), and INVERSE NETWORK TECHNOLOGY, a California corporation (the "Company"). The Buyer, the Merger Sub and the Company are referred to herein individually as a "Party" and collectively as the "Parties."

         This Agreement contemplates a merger of the Merger Sub into the Company in a transaction that will qualify, for federal income tax purposes, as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (as amended, the "Code"). In such merger, the shareholders of the Company will receive capital stock of the Buyer in exchange for their capital stock of the Company.

         NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                                   THE MERGER

         1.1      THE MERGER.

         Upon and subject to the terms and conditions of this Agreement, the Merger Sub shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time. From and after the Effective Time, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Surviving Corporation files an agreement of merger with the requisite officers' certificates prepared and executed in accordance with the relevant provisions of the California General Corporation Law ("CGCL") (collectively, the "Certificate of Merger") with the Secretary of State of the State California. The Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.2      THE CLOSING.

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Piper & Marbury L.L.P., 1200 Nineteenth Street, N.W., Washington, D.C., commencing at 1:00 p.m. local time on September 30, 1999, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreed upon later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date"). If the Closing is consummated, Buyer and Merger Sub will be deemed to have waived any of the conditions set forth in Article V to the extent not satisfied at or prior to the Closing.

         1.3      ACTIONS AT THE CLOSING.

         At the Closing: (a) the Company shall deliver to the Buyer and the Merger Sub the various certificates, instruments and documents referred to in
Section 5.2; (b) the Buyer and the Merger Sub shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3; (c) the Company and the Merger Sub shall file with the Secretary of State of the State of California the Certificate of Merger; and (d) the Buyer shall deliver certificates for the Merger Shares to Boston EquiServ LP as exchange agent (the "Exchange Agent") in accordance with Section 1.7.

         1.4      ADDITIONAL ACTION.

         The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Merger Sub, necessary to consummate the transactions contemplated by this Agreement.

         1.5      EFFECT ON CAPITAL STOCK.

                  (a)    Definitions.

                  "Buyer Common Stock" shall mean the common stock, par value $0.01 per share, of Visual Networks, Inc.

                  "Buyer Share Market Value" shall mean the average trading price on the Nasdaq National Market System for shares of Buyer Common Stock for the three (3) trading days ending one (1) day immediately prior to the Closing Date.

                  "Common Stock Conversion Ratio" shall mean a fraction, the numerator of which shall be the number of Merger Shares and the denominator of which shall be the number of Common Stock Equivalents plus the number of Counted Assumed Warrant Shares.

                  "Common Stock Equivalents" shall mean the total number of shares of Company Common Stock outstanding plus the total number of shares to which holders of outstanding shares of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock would be entitled upon conversion.

                  "Company Common Stock" shall mean the common stock, no par value per share, of Inverse Network Technology, a California corporation.

                  "Company Preferred Stock" shall mean shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

                  "Company Shares" shall mean shares of the Company's equity securities including Company Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, on an as-converted basis, actually held by each Company Shareholder.

                  "Company Shareholder" shall mean the holders of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and Company Common Stock.

                  "Counted Assumed Warrant Shares" shall mean the shares of Company Common Stock and Company Preferred Stock, on an as-converted basis, issuable upon exercise of any Warrants.

                  "Escrow Share Market Value" shall mean the average trading price on the Nasdaq National Market System for shares of Buyer Common Stock for the three (3) trading days ending one (1) day immediately prior to the Closing Date.

                  "Merger Shares" shall mean the number of shares equal to 19.99% of the outstanding shares of Buyer Commons Stock determined as of the Closing Date.

                  "Merger Sub Common Stock" shall mean the common stock, par value $0.01 per share, of the Merger Sub.

                  "Series A Conversion Ratio" shall mean the product of (a) 1.5 multiplied by (b) the Common Stock Conversion Ratio.

                  "Series A Warrant" shall mean the warrant dated January 3, 1997 issued to Venture Lending & Leasing, Inc. by the Company.

                  (b) At the Effective Time, each share of the Company's capital stock shall, by virtue of the Merger and without any action on the part of any Party or the holder of any of the Company's capital stock, automatically be canceled and extinguished and converted into the right to receive the following:

                           (i)      each share of the Company Common Stock and
Series B Convertible Preferred Stock shall be converted into a right to receive a fraction of a share of Buyer Common Stock equal to the Common Stock Conversion Ratio; and

                           (ii)     each share of the Company's Series A
Convertible Preferred Stock shall be converted into a right to receive a fraction of a share of the Buyer Common Stock equal to the Series A Conversion Ratio.

                  (c) At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (d) Notwithstanding the foregoing, no fractional shares of Buyer Common Stock shall be issued. Such fractional shares shall be converted into cash as provided in Section 1.9.

                  (e) Notwithstanding the foregoing, as soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, the Buyer shall cause to be distributed to the Escrow Agent a certificate or certificates representing seven and one half percent (7.5%) of the aggregate number of Merger Shares which shall be registered in the name of the Escrow Agent as nominees for the holder of Certificates pursuant to
Section 1.7 (the "Escrow Shares"). Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate the Buyer for certain damages as provided in Article VII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VII.

         1.6      DISSENTING SHARES.

                  (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the CGCL and not effectively withdrawn or forfeited prior to the Effective Time. Notwithstanding anything to the contrary contained in Section 1.5 above, Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Shareholder shall have forfeited his right to appraisal under the CGCL or withdrawn, with the consent of the Company, his demand for appraisal. If such Company Shareholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5.

                  (b) The Company shall give the Buyer and the Shareholders' Agent (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. The Company shall not, except with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

         1.7      EXCHANGE OF SHARES.

                  (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange for the Merger Shares of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 ("Certificates"). On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Merger Shares, as described in Section 1.5. No later than ten (10) business days following the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Shares issuable pursuant to
Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Shares issuable pursuant to Section 1.5 (other than the Escrow Shares). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Shares issuable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive certificates for the Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

                  (b) If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that: (i) the Certificate so surrendered shall be properly assigned, endorsed or accompanied by appropriate stock powers; (ii) such transfer shall otherwise be proper; and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Merger Shares issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (c) In the event any Certificate shall have been lost, stolen or destroyed, only upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, shall the Buyer issue in exchange for such lost, stolen or destroyed Certificate the Merger Shares issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to submit to the Buyer an affidavit and to give to the Buyer an indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed. In addition, a holder of such lost, stolen or destroyed Certificate may be required by the Exchange Agent to post a bond in connection therewith.

                  (d) Promptly following the date that is one year from the Closing Date, the Exchange Agent shall return to the Buyer all Merger Shares in its possession, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Buyer and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Shares issuable with respect thereto pursuant to
Section 1.5.

         1.8      DIVIDENDS.

         No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Shareholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates in accordance with
Section 1.7. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and that were paid or delivered between the Effective Time and the time of such surrender; provided, however, that no such person shall be entitled to receive any interest on such dividends or other distributions.

         1.9      FRACTIONAL SHARES.

         No certificates or scrip representing fractional Merger Shares shall be issued to former Company Shareholders upon the surrender for exchange of Certificates, and such former Company Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would otherwise be issued to such former Company Shareholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Company Shareholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the Buyer Share Market Value, multiplied by the fraction of a share that such Company Shareholder would otherwise be entitled to receive.

         1.10     OPTIONS; WARRANTS AND RESTRICTED STOCK.

                  (a) As of the Effective Time, all options to purchase Company Shares issued by the Company pursuant to the Inverse Network Technology 1996 Stock Option Plan (the "Company Stock Option Plan") or pursuant to a resolution of the Company's Board of Directors or the Compensation Committee thereof ("Options"), whether vested, unvested or subject to repurchase by the Company following such exercise, which are outstanding and not exercised immediately prior to the Effective Time shall become and represent an option to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the

Effective Time, such number of shares of Buyer Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Option multiplied by the Common Stock Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the next lower whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Common Stock Conversion Ratio (with any fraction of a cent resulting from such division to be rounded up to the next higher whole cent). The term, exercisability (including any acceleration of exercisability as a result of this transaction), vesting schedule, repurchase provisions, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Options in effect immediately prior to the Effective Time and after giving effect to any acceleration of vesting for such Options as a result of this transaction shall otherwise remain unchanged.

                  (b) As of the Effective Time, each warrant to purchase Company Common Stock issued by the Company, other than the Series A Warrant (each, a "Common Warrant" and collectively with the Series A Warrant, the "Warrants"), to the extent outstanding and not exercised immediately prior to the Effective Time, shall become and represent a warrant to acquire, on the same terms and conditions as were applicable under such Common Warrant immediately prior to the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Common Warrant immediately prior to the Effective Time multiplied by the Common Stock Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the next lower whole number). The exercise price per share of each such assumed Common Warrant shall be equal to the exercise price of such Common Warrant immediately prior to the Effective Time, divided by the Common Stock Conversion Ratio (with any fraction of a cent resulting from such division to be rounded up to the next higher whole cent). The term and all of the other provisions of each Common Warrant in effect immediately prior to the Effective Time shall otherwise remain unchanged.

                  (c) As of the Effective Time, the Series A Warrant, to the extent outstanding and not exercised immediately prior to the Effective Time, shall become and represent a warrant to acquire, on the same terms and conditions as were applicable under such Series A Warrant immediately prior to the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of shares of Series A Convertible Preferred Stock subject to the unexercised portion of such Series A Warrant immediately prior to the Effective Time multiplied by the Series A Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the next lower whole number). The exercise price per share of each such assumed Series A Warrant shall be equal to the exercise price of such Series A Warrant immediately prior to the Effective Time, divided by the Series A Conversion Ratio (with any fraction of a cent resulting from such division to be rounded up to the next higher whole cent). The term and all of the other provisions of the Series A Warrant in effect immediately prior to the Effective Time shall otherwise remain unchanged.

                  (d) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders' rights pursuant to such Options and Warrants, as amended by this Section 1.10, and the agreements evidencing such Options and Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.10 and such notice).

                  (e) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options and Warrants exchanged in accordance with this Section 1.10. Promptly after the Closing Date, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "Securities Act") with respect to all shares of Buyer Common Stock subject to such Options, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

                  (f) The Company shall use commercially reasonable efforts to obtain, prior to the Closing, the consent from each holder of an Option or Warrant to the assumption of such Option or Warrant pursuant to this Section 1.10.

                  (g) All Company Shares which are subject to restrictions (the "Company Restricted Stock") shall be converted into shares of the Buyer Common Stock pursuant to the terms of Section 1.5 hereof, and on and after the Effective Date such Buyer Common Stock shall continue to be subject to all terms, conditions and restrictions applicable to the Company Restricted Stock prior to the Effective Date.

         1.11     CERTIFICATE LEGENDS.

         The shares of Buyer Common Stock to be issued pursuant to this Article I shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act, only in certain limited circumstances. Each certificate evidencing shares of Buyer Common Stock to be issued pursuant to this Article I shall bear the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Upon delivery to the Buyer of a legal opinion by counsel to the holder of such certificate, reasonably satisfactory in form and substance to the Buyer, stating that the shares of

Buyer Common Stock represented by such certificate may be offered, sold and delivered in the United States without restrictions under the United States securities laws, such certificate shall be reissued without the foregoing legend.

         1.12     ARTICLES OF INCORPORATION.

         At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by CGCL; provided, however, that Section 1 of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is Inverse Network Technology."

         1.13     BY-LAWS.

         The By-laws of the Surviving Corporation shall be the same as the By-laws of the Merger Sub immediately prior to the Effective Time.

         1.14     DIRECTORS AND OFFICERS.

         The directors of the Merger Sub shall become the directors of the Surviving Corporation after the Effective Time. The officers of the Merger Sub shall become the officers of the Surviving Corporation after the Effective Time, retaining their respective positions.

         1.15     NO FURTHER RIGHTS.

         All shares of Buyer Common Stock issued upon the surrender for exchange of shares of Company Shares in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

         1.16     CLOSING OF TRANSFER BOOKS.

         At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for Merger Shares in accordance with Section 1.5, subject to applicable law in the case of Dissenting Shares.

         1.17     TAX AND ACCOUNTING CONSEQUENCES.

         It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of Section 368 of the Code and
(b) qualify for accounting treatment as a pooling of interests, and that this Agreement constitutes a plan of reorganization within the meaning of the Code.

         1.18     TAKING OF NECESSARY ACTION; FURTHER ACTION.

         If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Buyer and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Buyer and the Merger Sub that, as of the date hereof, the statements contained in this Article II are true and correct, except as set forth in the letter provided by the Company to the Buyer and the Merger Sub (the "Disclosure Letter").

         2.1      ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

         The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of California. The Company is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Articles of Incorporation and By-laws, each as amended and as in effect on the date hereof (hereinafter "Charter" and "By-laws," respectively). The Company is not in default under or in violation of any provision of its Charter or By-laws, each as amended to date.

         2.2      CAPITALIZATION.

         The authorized capital stock of the Company consists of (a) Twenty Million (20,000,000) shares of Company Common Stock, of which Seven Million, Six Hundred Sixty-Two Thousand, Seven Hundred Seventy-Nine (7,662,779) shares are issued and outstanding; (b) Two Million, Five Hundred Fifteen Thousand, Seven Hundred Eighty-Nine (2,515,789) shares of Series A Convertible Preferred Stock, of which Two Million, Five Hundred Thousand (2,500,000) shares are issued and outstanding; and (c) Five Million, Three Hundred Twelve Thousand, Ninety-Two (5,312,092) shares of Series B Convertible Preferred Stock, all of which are issued and outstanding. No shares of the capital stock of the Company are held in the treasury of the Company. Section 2.2 of the Disclosure Letter sets forth a complete and accurate list of (a) all shareholders of the Company, indicating the type and number of Company Shares held by each shareholder and (b) all holders of Options and Warrants, indicating the type and number of Company Shares subject to each Option and Warrant and the exercise price thereof. All of the Options and Warrants have been granted pursuant to a form of agreement or other instrument previously provided to the Buyer. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options and Warrants will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no declared or accrued but unpaid dividends with regard to any issued and outstanding Company Shares. Holders of issued and outstanding Company Shares have no basis for asserting rights to rescind the purchase of any such Company Shares. Other than the Options and Warrants, there are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except for the Shareholder Agreements, the Affiliate Agreements and as set forth on Section 2.2 of the Disclosure Letter, there are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any Company Shares (a) between or among the Company and any of its shareholders and (b) to the Company's knowledge, between or among any of the Company's shareholders. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

         2.3      AUTHORIZATION OF TRANSACTION.

         Subject to the Requisite Shareholder Approval of the Merger and this Agreement, the Company has the corporate power and authority to execute and deliver this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Employment Agreements and the other documents, agreements, certificates and other instruments to be executed, delivered and performed in connection with the transactions contemplated by this Agreement (collectively the "Transaction Agreements") to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Agreements to which the Company is a party (the "Company Transaction Agreements") and, subject to the adoption of this Agreement and the approval of the Merger by: (a) holders of not less than two-thirds of the outstanding shares of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, voting together as a single class, and (b) a majority of the votes represented by the outstanding Company Common Stock, in each case, entitled to vote on this Agreement and the Merger, voting in accordance with the CGCL and the Charter of the Company (the "Requisite Shareholder Approval"), the performance by the Company of this Agreement and the other Company Transaction Agreements, and the consummation by the Company of the transactions contemplated and hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and the other Company Transaction Agreements have been duly and validly executed and delivered by the Company (or, in the case of Company Transaction Agreements to be executed and delivered at Closing, when executed and delivered will be duly and validly executed and delivered) and, assuming the due authorization, execution and delivery by the Buyer and the Merger Sub, constitute (or, in the case of Transaction

Agreements to be executed and delivered at Closing, when executed and delivered will constitute) a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         2.4      NONCONTRAVENTION.

         Subject to: (a) receipt of the Requisite Shareholder Approval; (b) compliance with the applicable requirements of the Securities Act and any applicable state securities laws; and (c) the filing of the Certificate of Merger as required by the CGCL, neither the execution and delivery of this Agreement and the other Company Transaction Agreements by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, will: (i) conflict with or violate any provision of the Charter or By-laws of the Company; (ii) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"); (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject;
(iv) result in the imposition of any Security Interest upon any assets of the Company; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its properties or assets other than such conflicts, violations, defaults, cancellations or accelerations referred to in clauses (i) through (v) hereof which would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than: (a) mechanic's, materialmen's, and similar liens; (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company and not material to the Company.

         2.5      SUBSIDIARIES.

         The Company does not have any direct or indirect subsidiaries or any other equity interest in any other firm, corporation, partnership, joint venture, association or other business organization.

         2.6      FINANCIAL STATEMENTS.

         The Company has provided to the Buyer (i) the audited balance sheets and statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1996, December 31, 1997 and December 31, 1998, and
(ii) the unaudited balance sheet, statement of operations and statement of cash flows as of and for the eight months ended August 31, 1999 (the "Most Recent Period"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company, provided, however, that the Financial Statements referred to in clause (ii) above are subject to normal recurring year-end adjustments (which will not in the aggregate be material) and do not include footnotes.

         2.7      ABSENCE OF CERTAIN CHANGES.

         Since August 31, 1999, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in any Material Adverse Effect (as defined) on the Company.

         2.8      UNDISCLOSED LIABILITIES.

         The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for; (a) liabilities accrued or reserved against on the August 31, 1999, unaudited consolidated balance sheet of the Company ("Most Recent Balance Sheet"); (b) liabilities which have arisen since August 31, 1999, in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period; (c) liabilities incurred in the Ordinary Course of Business which are consistent with past practice and are not required by GAAP to be reflected on a balance sheet; (d) up to an aggregate of $600,000 incurred in connection with the preparation and execution of the Agreement and the Transaction Agreements and in anticipation of the Merger and the transactions contemplated hereby for reasonable legal, accounting and transaction costs, plus the fees and expenses of the Company's investment banker, Sequoia Partners, Inc., pursuant to the engagement letter that has been delivered to the Buyer prior to the date hereof (collectively, "Transaction Costs"); (e) liabilities which individually or in the aggregate would not result in a Material Adverse Effect on the Company; and (f) liabilities set forth on
Section 2.8 of the Disclosure Letter.

         2.9      TAX MATTERS.

                  (a) The Company has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company has paid or will pay all Taxes due on or before the Closing Date, regardless of whether shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company is maintaining reserves adequate for their payment. The accrued but unpaid Taxes of the Company for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period January 1, 1999 through the Closing Date are attributable to the conduct by the Company of its operations in the Ordinary Course of Business. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company is maintaining reserves adequate for their payment.

                           (i)      For purposes of this Agreement, "Taxes"
means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

                           (ii)     For purposes of this Agreement, "Tax
Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1996. No examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

                  (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Company are subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreements.

                  (d) The Company is not and has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code).

         2.10     ASSETS.

                  (a) Except for assets subject to leases or contracts referred to in Section 2.13 or Section 2.14, the Company has good and valid title to all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible assets is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any Security Interest.

                  (b) The inventories (net of any reserves) shown on the Financial Statements or thereafter acquired by the Company, consisted of items of a quantity and quality usable or salable in the Ordinary Course of Business. Since August 31, 1999, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices. The Company has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

                  (c) Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. No reserves for doubtful accounts and allowances were necessary for the periods presented by the Financial Statements.

         2.11     OWNED REAL PROPERTY.

         The Company does not own any real property.

         2.12     INTELLECTUAL PROPERTY.

                  (a) The Company owns, or is licensed under the issued United States patents, patent applications, trademarks (registered or unregistered), trade names, service marks (registered or unregistered), and copyrights (registered or unregistered) that are listed below, and owns, or has a license thereto from the owner to use, the trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (excluding packaged commercially available licensed software programs sold to the public) (collectively, "Intellectual Property") that are needed, to the Company's knowledge, to conduct its business as currently conducted or planned to be conducted.

                           (i)      Section 2.12(a)(i) of the Disclosure Letter
lists all patents, patent applications, trademarks, copyrights, trade names and service marks owned by the Company and all trademarks, trade names and service marks used in the business of the Company, and that section lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed.

                           (ii)     Section 2.12(a)(ii) of the Disclosure
Letter lists all written licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is licensed under any Intellectual Property rights of the Company, except such licenses, sublicenses or other agreements with end-users that grant non-exclusive rights to use a Company product in accordance with the Company's standard form of end-user license agreement.

                           (iii)    Section 2.12(a)(iii) of the Disclosure
Letter lists all written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is licensed under any third party patents, trademarks, service marks, trade secrets or copyrights, including software ("Third Party Intellectual Property Rights") which are needed in the business of the Company or which are needed to allow the Company to sell any existing product or provide any existing service of the Company, excluding packaged commercially available licensed software programs sold to the public.

                           (iv)     Section 2.12(a)(iv) of the Disclosure
Letter lists all material written agreements or other arrangements under which the Company has provided or agreed to provide source code of any Company product to any third party, except for software development kits provided to agent integration providers.

         The Company has made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses and agreements as amended to date. The Company is not a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.12 of the Disclosure Letter under the terms of this
Section 2.12(a).

                  (b) With respect to each item of Intellectual Property that the Company owns (i) subject to such rights as have been granted by the Company under license agreements entered into by the Company (copies of which previously have been delivered to the Buyer), the Company possesses all right, title and interest in and to such item (free and clear of any liens or encumbrances) and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) and (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction. With respect to each item of Third Party Intellectual Property Rights: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to the Company party thereto, and to the Company's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought; (ii) the Company is not in material breach or default under, and to the Company's knowledge, no other party is in material breach or default under, any such license or other agreement and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; (iii) the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which the Company is a party or has been specifically named, nor to the Company's knowledge subject to any other outstanding judgment, order, decree, stipulation, or injunction; and (iv) no license or other fee is payable upon any transfer or assignment of such license, sublicense or other agreement.

                  (c) The Company (i) has not been served in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party and (ii) has not received any written notice alleging any such claim of infringement or misappropriation. The Company has previously delivered to the Buyer correct and complete copies of all such suits, actions or proceedings or written notices to the extent the Company is not prohibited from disclosing the same under applicable court orders. The manufacturing, marketing, licensing or sale of the products or service offerings of the Company do not currently infringe, and have not within the past five years infringed, any Intellectual Property right of any third party; and to the Company's knowledge, the Intellectual Property rights of the Company are not being infringed by activities, products or services of any third party.

                  (d) The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any license, sublicense or agreement, nor terminate nor modify nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, nor limit in any way the Company's ability to conduct its business or use or provide the use of the Intellectual Property or Third Party Intellectual Property Rights, except to the extent any such violation or default or other action would not result in a Material Adverse Effect on the Company.

                  (e) The Company has taken reasonable security measures to safeguard and maintain the secrecy, confidentiality and value of, and its property rights in, all Intellectual Property. All officers, employees and consultants of the Company or any of its subsidiaries who have access to proprietary information or Intellectual Property have executed and delivered to the Company or any of its subsidiaries an agreement regarding the protection of proprietary information and the assignment to the Company or any of its subsidiaries of all Intellectual Property arising from the services performed for the Company or any of its subsidiaries by such persons. No current or prior officers, employees or consultants of the Company or any of its subsidiaries have made any written claim to any ownership interest in any material Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to the Company or any of its subsidiaries, or otherwise. Except as set forth in Section 2.12 of the Disclosure Letter, all of the Intellectual Property has been developed by employees of the Company or any of its subsidiaries, within the scope of their employment.

                  (f) The Company has the right, title and interest in and to all material software development tools, not entirely developed internally, used by the Company in the development of any of the computer software included in the Intellectual Property, excluding packaged commercially available licensed software programs, operating systems and development tools sold or made available to the public.

                  (g) As of the date hereof and to the Company's knowledge, there are no defects in the Company's commercially available software products, and there are no errors in any documentation, specifications, manuals, user guides, promotional material, technical documentation, drawings, flow charts, diagrams, source language statements, and demo disks related to, associated with or used or produced in the development of the Company's commercially available software products, which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company's commercially available products operate as represented in the specifications, manuals, user guides, promotional materials and demo disks for such products, except where the failure to so operate would not have a Material Adverse Effect on the Company. For all products sold by the Company since its inception, the occurrence in or use by the commercially available products of dates on or after January 1, 2000 (the "Millennial Dates") will not adversely affect the performance of the software with respect to date dependent data, computations, output or other functions (including without limitation, calculating, computing and sequencing) and the software will create, sort and generate output data related to or including Millennial Dates without errors or omissions, provided, however, in each case, each software or hardware product used in conjunction with the computer software products are also able to create, generate, sort, output and otherwise process Millennial Dates.

                  (h) No government funding or university or college facilities were used in the development of the Company's commercially available products and the software was not developed pursuant to any contract or other agreement with any person or entity.

         2.13     REAL PROPERTY LEASES.

         Section 2.13 of the Disclosure Letter lists all real property leased or subleased to the Company. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in
Section 2.13 of the Disclosure Letter. With respect to each lease and sublease listed in Section 2.13 of the Disclosure Letter:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to the Company, to the Company's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing, in each case except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

                  (b) the Company is not in breach or default under any such lease or sublease, to the Company's knowledge no other party to the lease or sublease is in breach or default, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (c) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

                  (d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

         2.14     CONTRACTS.

         Section 2.14 of the Disclosure Letter lists the following written arrangements (including without limitation written agreements) to which the Company is a party:

                  (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

                  (b) any written arrangement (or group of related written arrangements) for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services: (i) which calls for performance over a period of more than one year; (ii) which involves more than the sum of $25,000; or (iii) in which the Company has granted rights to license, sublicense or copy, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (c) any written arrangement establishing a partnership or joint venture;

                  (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (e) the form of any written arrangement concerning confidentiality or noncompetition, including a list of all parties to such agreements;

                  (f) any written arrangement involving any of the Company Shareholders or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") ("Affiliates");

                  (g) any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

                  (h) any other written arrangement (or group of related written arrangements) either involving more than $50,000 or not entered into in the Ordinary Course of Business;

                  (i) any written arrangement under which the Company provides maintenance or support services to any third party with regard to the Company's products and any written arrangement containing a commitment by the Company to provide support for any such products for more than one year from the date of this Agreement;

                  (j) any written arrangement by which the Company agrees to make available any product; and

                  (k) any other material contract or agreement, as such terms are defined in Regulation S-K promulgated under the Securities Act to which the Company is a party.

         The Company has delivered to the Buyer a correct and complete copy of each written arrangement (or, in the case of confidentiality and/or noncompetition arrangements, the forms of such agreement(s)) (as amended to date) listed in Section 2.14 of the Disclosure Letter. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the Company's knowledge the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto, in each case except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and does not require the consent of any party to the transactions contemplated hereby; and (iii) the Company is not in breach or default, to the Company's knowledge, no other party thereto is in breach or default, and, to the Company's knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.14 of the Disclosure Letter under the terms of this Section 2.14.

         2.15     POWERS OF ATTORNEY.

         There are no outstanding powers of attorney executed on behalf of the Company.

         2.16     INSURANCE.

         Section 2.16 of the Disclosure Letter lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 2.16 of the Disclosure Letter lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

         The Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. The Company is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

         2.17     LITIGATION.

                  (a) Section 2.17(a) of the Disclosure Letter identifies, and contains a description of (i) any unsatisfied judgment, order, decree, stipulation or injunction and (ii) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company, any officer, director, employee or agent of the Company (in such person's capacity as an officer, director, employee or agent of the

Company, and not personally) is or was (from the Company's incorporation to and including the date hereof) a party or, to the knowledge of the Company, is threatened to be made a party. Other than as set forth in Section 2.17(a) of the Disclosure Letter, none of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.17(a) of the Disclosure Letter, if determined adversely to the Company, would reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) Section 2.17(b) of the Disclosure Letter identifies any agreement or other document or instrument settling any claim, complaint, action, suit or other proceeding, or a threat of any such claim, complaint, action, suit or other proceeding, against the Company.

         2.18     EMPLOYEES.

         The Company has provided to the Buyer a written list of all full-time employees (each, an "employee") of the Company, along with the position and the current rate of compensation of each such person on an annual basis. Each such employee has entered into a confidentiality/assignment of inventions agreement with the Company in substantially the form attached hereto as Exhibit A, which has previously been delivered (with copies thereof having been made available) to the Buyer. No key employee or group of employees has informed the Company of any plans to terminate employment with the Company within the next six months. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company has no material obligations under COBRA with respect to any former employees or beneficiaries thereunder. There are no proceedings pending or, to the knowledge of the Company, threatened, between the Company and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on the Company. In addition, the Company has provided all employees, with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in his or her employment agreements with the Company.

         2.19     EMPLOYEE BENEFITS.

                  (a) Section 2.19(a) of the Disclosure Letter contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, or any ERISA Affiliate. For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security

Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of: (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company. Complete and accurate copies of: (i) all Employee Benefit Plans which have been reduced to writing; (ii) written summaries of all unwritten Employee Benefit Plans; (iii) all related trust agreements, insurance contracts and summary plan descriptions; and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the plan years since the Company's inception for each Employee Benefit Plan which is a pension plan (as defined in Section 3(2) of ERISA), have been made available to the Buyer. To the Company's knowledge, each Employee Benefit Plan has been administered in accordance with its terms and each of the Company, and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto within the timeframes required by applicable law and the terms of such Employee Benefit Plans. The Company and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA, the Code and the regulations thereunder.

                  (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

                  (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified as of the date hereof and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for such plan has not expired, no such determination letter has been revoked and revocation has not been threatened, and no fact exists which could adversely affect the qualified status of any such plan, except to the extent that the failure to be so qualified can be corrected under Revenue Procedures 98-22 and any successor thereto without material liability to the Company.

                  (d) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                  (e) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under federal or state law.

                  (g) To the Company's knowledge, no act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                  (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (i) To the Company's knowledge, no Employee Benefit Plan, summary plan description or other written communication distributed to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan at any time, without the consent of any person, and without incurring any material liability to the Company.

                  (j) Section 2.19(j) of the Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of the Company: (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee; or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         2.20     ENVIRONMENTAL MATTERS.

                  (a) The Company has complied with all applicable Environmental Laws. There is no pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or, to the knowledge of the Company, any investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to:
(i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or toxic or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants or contaminants; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous substances or oil or petroleum products or toxic or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

                  (b) The Company has not released any Materials of Environmental Concern into the environment at any parcel of real property or any facility during the time when such real property or facility was leased, operated or controlled by the Company. The Company is not aware of any other releases of Materials of Environmental Concern that could reasonably be expected to have an impact on the real property or facilities owned, leased, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

                  (c) The Company is not aware of any environmental reports, investigations and audits relating to premises currently or previously leased or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) being issued or conducted during the past five years.

         2.21     LEGAL COMPLIANCE; RESTRICTIONS ON BUSINESS ACTIVITIES.

         The Company and the conduct and operations of its business are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which
(a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or its business, except for any violation of or default which would not reasonably be expected to have a Material Adverse Effect on the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company as currently contemplated by the Company, any acquisition of property of the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

         2.22     PERMITS.

         Section 2.22 of the Disclosure Letter sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under applicable export laws or regulations) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

         2.23     CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES.

         No Affiliate of the Company: (a) owns any property or right, tangible or intangible, which is used in the business of the Company; (b) has any claim or cause of action against the Company; or (c) owes any money to the Company.
Section 2.23 of the Disclosure Letter describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the Financial Statements.

         2.24     FEES.

         Except as disclosed in Section 2.24 of the Disclosure Letter, the Company has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

         2.25     BOOKS AND RECORDS.

         The minute books and other similar records of the Company contain true and complete records of all material actions taken at any meetings of the Company's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting through September 1, 1999. The Company has not taken any action during the period beginning on September 1, 1999 through the date hereof, the result of which would be likely to have a Material Adverse Effect on the Company. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

         2.26     COMPANY ACTION.

         The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors: (a) determined that the Merger is fair and in the best interests of the Company and its shareholders; (b) adopted this Agreement in accordance with the provisions of the CGCL; and (c) directed that this Agreement and the Merger be submitted to the Company Shareholders for their adoption and approval and resolved to recommend that Company Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger.

         2.27     CUSTOMERS AND SUPPLIERS.

         As of the date hereof, no customer which individually accounted for more than 5% of the Company's gross revenues during the 12 month period preceding the date hereof and no supplier of the Company has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company or has at any time on or after December 31, 1998, decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of these services or products of the Company in the case of such customer, and to the Company's knowledge, no supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with the Company or decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company has not engaged in any fraudulent conduct with respect to any customer or supplier of the Company.

         2.28     POOLING OF INTERESTS.

         To the Company's knowledge, neither the Company nor any of its Affiliates has taken or agreed to take any action that could prevent Buyer from accounting for the business combination to be effected by the Merger as a "pooling of interests" in accordance with GAAP. The Company has made no acquisitions.

         2.29     RESTRICTIONS ON BUSINESS ACTIVITIES.

         Except as disclosed in Section 2.29 of the Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon the Company or its properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property by the Company or the conduct of any business by the Company, including any exclusive distribution or licensing agreements.

         2.30     CERTAIN PAYMENTS.

         To the Company's knowledge, neither the Company nor any director, officer, agent, or employee of the Company or any other person or entity associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services: (1) to obtain favorable treatment in securing business; (2) to pay for favorable treatment for business secured; (3) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company; or (4) in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         2.31   STATE "ANTI-TAKEOVER" STATUTES.

         No "fair price" or "control share acquisition" statute or other similar statute or regulation is applicable to the Merger, this Agreement or the Shareholder Agreements or the transactions contemplated hereby or thereby.

         2.32     INFORMATION SUPPLIED BY THE COMPANY.

         None of the information supplied or to be supplied by the Company for inclusion in the proxy statement to be delivered to its shareholders in connection with any written consent by or meeting of such shareholders (collectively, "Shareholder Materials"), at the date on which such information was supplied prior to the time the Company's shareholders were requested to approve the Merger, contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representations or warranties regarding information furnished by or related to the Buyer or the Merger Sub.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                               AND THE MERGER SUB

         Each of the Buyer and the Merger Sub represents and warrants to the Company as follows:

         3.1      ORGANIZATION.

         Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Buyer and Merger Sub is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each of the Buyer and the Merger Sub has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Nether the Buyer nor the Merger Sub is in default under or in violation of any provisions of its Charter or By-laws, each as amended to date.

         3.2      CAPITALIZATION.

         The authorized capital stock of the Buyer consists of Five Million (5,000,000) shares of undesignated preferred stock, of which no shares were issued and outstanding as of the date hereof, and Fifty Million (50,000,000) shares of Buyer Common Stock, of which Twenty Million, Five Hundred Sixty Two Thousand, Six Hundred Two (20,562,602) shares were issued and outstanding and no shares were held in the treasury of the Buyer as of September 14, 1999. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. As of September 14, 1999, there were Two Million, Five Hundred Eighteen Thousand, Two Hundred Seventy-Five (2,518,275) shares reserved for issuance under the Buyer's 1994 Stock Option Plan, 1997 Omnibus Stock Plan, 1997 Directors' Stock Option Plan, and the Net2Net Stock Option Plan (the "Buyer Option Plans"), under which options to purchase One Million, Nine Hundred Eighty Five Thousand, One Hundred Seventy-Seven (1,985,177) shares of Buyer Common Stock are outstanding. Other than shares reserved for issuance under the Buyer Option Plans, there are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer. All of the issued and outstanding shares of Buyer Common Stock were issued in compliance with applicable federal and state securities laws.

         3.3      AUTHORIZATION OF TRANSACTION.

         Each of the Buyer and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Agreements, the performance of each of the Transaction Agreements, in each case, to which the Buyer or the Meyer Sub is a party, and the consummation of the transactions contemplated hereby and thereby by the Buyer and the Merger Sub have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Merger Sub. This Agreement and the other Transaction Agreements to which the Buyer or the Merger Sub is a party have been duly and validly executed and delivered by the Buyer and the Merger Sub, as the case may be (or in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will be duly and validly executed and delivered) and, assuming the due authorization, execution and delivery by the Company, constitute (or in the case of Transaction Agreements to be executed and delivered at Closing, when executed and delivered will constitute) a valid and binding obligation of the Buyer and the Merger Sub, as the case may be, enforceable against them in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.4      NONCONTRAVENTION.

         Subject to (a) compliance with the applicable requirements of the Securities Act, any applicable state securities laws, and the Exchange Act and
(b) the filing of the Certificate of Merger as required by the CGCL; neither the execution and delivery of this Agreement, nor the consummation by the Buyer or the Merger Sub of the transactions contemplated hereby or thereby, will: (1) conflict with or violate any provision of the Charter or By-laws of the Buyer or the Merger Sub; (2) require on the part of the Buyer or the Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (3) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or Merger Sub is a party or by which either is bound or to which any of their assets are subject; or (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Merger Sub or any of their properties or assets.

         3.5      REPORTS AND FINANCIAL STATEMENTS.

         The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of all reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since the Buyer's initial public offering on February 6, 1998 (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 of the Exchange Act with the SEC since such date and complied at the time of filing in all material respects with the applicable requirements of the Exchange Act. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports: (a) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act); (c) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein; and (d) are consistent with the books and records of the Buyer.

         3.6      TAX MATTERS.

                  (a) Each of the Buyer and the Merger Sub has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. Each of the Buyer and the Merger Sub has paid or will pay all Taxes due on or before the Closing Date, regardless of whether shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which each of the Buyer and the Merger Sub is maintaining reserves adequate for their payment. The accrued but unpaid Taxes of the Buyer and the Merger Sub for tax periods through June 30, 1999 do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Buyer's most recent balance sheet. All Taxes attributable to the period January 1, 1999 through the Closing Date are attributable to the conduct by the Buyer and the Merger Sub of their respective operations in the Ordinary Course of Business. The Buyer and the Merger Sub have no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Buyer and the Merger Sub during a prior period) other than the Buyer and the Merger Sub. All Taxes that each of the Buyer and the Merger Sub is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Buyer and the Merger Sub are maintaining reserves adequate for their payment.

                  (b) No examination or audit of any Tax Returns of the Buyer and the Merger Sub by any Governmental Entity is currently in progress or, to the knowledge of the Buyer and the Merger Sub, threatened or contemplated, except with respect to which, if determined adversely to the Buyer or the Merger Sub would not reasonably be expected to result in a Material Adverse Effect on the Buyer and the Merger Sub. Neither the Buyer nor the Merger Sub has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

                  (c) Neither the Buyer nor the Merger Sub is a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Buyer or the Merger Sub is subject to an election under Section 341(f) of the Code. Neither the Buyer nor the Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(I)(A)(ii) of the Code. Neither the Buyer nor the Merger Sub is a party to any Tax allocation or sharing agreements.

                  (d) The Buyer and Merger Sub are not and have never been members of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code).

         3.7      ABSENCE OF MATERIAL ADVERSE CHANGES.

         Since June 30, 1999, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Buyer, nor has there occurred any event or development that could reasonably be foreseen to result in such a material adverse change in the future.

         3.8      LITIGATION.

         Neither the Buyer nor the Merger Sub is a party to, nor are its assets or properties subject to (i) any unsatisfied judgment, order, decree, stipulation or injunction or (ii) any claim, complaint, action, suit, proceeding, hearing or, to the Buyer's knowledge, investigation of or in any Governmental Entity, other than judgments, orders, decrees, stipulations, injunctions, claims, complaints, actions, suits, proceedings, hearings or, to the Buyer's knowledge, investigations that, if determined adversely to the Buyer or the Merger Sub would not reasonably be expected to have a Material Adverse Effect on the Buyer.

         3.9      LEGAL COMPLIANCE; RESTRICTIONS ON BUSINESS ACTIVITIES

         The Buyer and the Merger Sub and the conduct and operations of their respective businesses are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Buyer and the Merger Sub or their respective businesses, except for any violation of or default which would not reasonably be expected to have a Material Adverse Effect on the Buyer and the Merger Sub. There is no agreement, judgment, injunction, order or decree binding upon the Buyer or the Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Buyer and the Merger Sub as currently contemplated by the Buyer and the Merger Sub, any acquisition of property of the Buyer and the Merger Sub or the conduct of business of the Buyer and the Merger Sub as currently conducted or as proposed to be conducted by the Buyer and the Merger Sub.

         3.10     COMPANY ACTION.

         The Board of Directors of the Buyer and the Merger Sub, at meetings duly called and held, have by the unanimous vote of all directors (a) determined that the Merger is fair and in the best interests of the Buyer and Merger Sub, and each of its shareholders and (b) adopted this Agreement in accordance with the provisions of the CGCL. The sole shareholder of the Merger Sub by written consent has adopted and approved this Agreement in accordance with the provisions of the CGCL.

         3.11     POOLING OF INTERESTS.

         To the Buyer's knowledge, neither the Buyer nor the Merger Sub, nor any of their respective Affiliates, has taken or agreed to take any action that could prevent Buyer from accounting for the business combination to be effected by the Merger as a "pooling of interests" in accordance with GAAP.

         3.12     INTENTIONALLY OMITTED.

         3.13     INFORMATION SUPPLIED BY THE BUYER.

         None of the information supplied or to be supplied by the Buyer or the Merger Sub for inclusion in the Shareholders Materials, including the Buyer Reports, at the date such information was supplied prior to the time the Company's shareholders were requested to approve the Merger, contained or will contain any unture statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Buyer and the Merger Sub make no representations or warranties regarding information furnished by or related to the Company.

         3.14     BROKERS' FEES.

         Neither the Buyer nor the Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement except to Goldman, Sachs & Co.

                                  ARTICLE IV
                                   COVENANTS

         4.1      BEST EFFORTS.

         Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

         4.2      NOTICES AND CONSENTS.

         Each of the Buyer, the Merger Sub and the Company shall use its respective best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Buyer, the Merger Sub or the Company, respectively, in connection with the transactions contemplated by this Agreement (including without limitation, with respect to the Company, those listed in Section 2.4 or Section 2.22 of the Disclosure Letter).

         4.3      SPECIAL MEETING.

                  (a) No later than September 30, 1999, the Company shall hold a special meeting of Company Shareholders to be held to vote in favor of the adoption of this Agreement and the approval of the Merger ("the Company Special Meeting") in accordance with the CGCL and shall solicit proxies from its shareholders to vote in favor of the adoption of this Agreement and the approval of the Merger at the Company Special Meeting. In lieu of the Company calling a Special Meeting of the Company Shareholders, the Company may circulate for execution a written consent of shareholders in lieu of special meeting.

                  (b) The Company will send the Shareholder Materials to the shareholders of the Company, in a timely manner, for the purposes of considering approval of the Merger, either at the Company Special Meeting or by their execution of a written consent. The Company and the Buyer each will promptly provide all information relating to its respective business or operations necessary for inclusion in the Shareholder Materials to satisfy all requirements of applicable state and federal securities laws. The Company and the Buyer will not provide or publish to the Company Shareholders any material concerning them or their Affiliates that violates the Securities Act or the Exchange Act with respect to the transactions contemplated hereby. The Company shall comply with all applicable provisions of the CGCL in the preparation, filing and distribution of any shareholder materials, the solicitation of proxies thereunder, and the calling and holding of the Company Special Meeting.

                  (c) The Company, acting through its Board of Directors, shall include in any Shareholder Materials the recommendation of its Board of Directors that the Company Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Requisite Shareholder Approval.

                  (d) The Buyer shall vote the proxies solicited at the Company Special Meeting from the Company Shareholders in favor of the adoption of this Agreement and the approval of the Merger.

         4.4      SECURITIES LAWS.

                  (a) Prior to the Closing, the Company shall not take any action, including the granting of employee stock options, that would cause the number of Company Shareholders who are not "accredited investors" pursuant to Regulation D promulgated under the Securities Act to increase to more than 35 during the term of this Agreement or that would cause any person who does not meet the standards of Regulation D required for "purchasers" under Regulation D to become a shareholder, provided, however, the Company will not be precluded from issuing Company Shares upon the exercise of Options or Warrants.

                  (b) The Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Common Stock in connection with the Merger. The Company shall use its best efforts, to the extent commercially reasonable, to assist the Buyer as may be necessary to comply with such securities and blue sky laws.

         4.5      OPERATION OF BUSINESS.

                  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Buyer:

                           (i)      issue, sell, deliver or agree or commit to
issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, Options or Warrants outstanding on the date hereof), or amend any of the terms of any such convertible securities, Options or Warrants;

                           (ii)     split, combine or reclassify any shares of
its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                           (iii)    create, incur or assume any debt not
currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, in each case, except in the Ordinary Course of Business;

                           (iv)     enter into, adopt or amend any Employee
Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.19(j) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

                           (v)      acquire, sell, lease, encumber or dispose
of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

                           (vi)     amend its Charter or By-laws;

                           (vii)    change in any material respect its
accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or as required by Buyer;

                           (viii)   discharge or satisfy any Security
Interest or pay any obligation or liability other than in the Ordinary Course of Business;

                           (ix)     mortgage or pledge any of its property or
assets or subject any such assets to any Security Interest;

                           (x)      sell, assign, transfer or license any
Intellectual Property, other than in the Ordinary Course of Business;

                           (xi)     make or commit to make any capital
expenditure in excess of $50,000 per item;

                           (xii)    take any action or fail to take any
action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

                           (xiii)   hire, terminate or discharge any employee or
engage or terminate any consultant, except for the hiring of persons for whom offers of employment are outstanding on the date hereof as set forth on Section
4.5 of the Disclosure Letter or in the Ordinary Course of Business;

                           (xiv)    enter into any material contract, other
than in the Ordinary Course of Business and as provided to the Buyer, or any material amendment or termination of, or take any action that would constitute a default under, or waive, release or assign any rights under, any material contract to which the Company is a party or by which it is bound;

                           (xv)     take any action, which would interfere with
the Buyer's ability to account for the Merger as a "pooling of interests";

                           (xvi)    commence any litigation other than (i) for
the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that Company consults with the Buyer prior to the filing of such a suit;

                           (xvii)   make or change any material election in
respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return (in which case, the written consent of the Buyer shall not be unreasonably withheld), enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

                           (xviii)  incur Transaction Costs in excess of the
aggregate of the amount provided in Section 2.8; or

                           (xix)    agree in writing or otherwise to take any of
the foregoing actions.

         4.6      FULL ACCESS; CONFIDENTIALITY.

         The Company shall permit representatives of the Buyer to have full access (upon reasonable notice and at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company, subject to compliance with applicable confidentiality obligations of the Company.

         4.7      NOTICE OF BREACHES.

         The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Letter) inaccurate or incomplete in any material respect or (b) constitute or result in a breach by the Company or any of its Affiliates of, or a failure by the Company or any of its Affiliates to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer or the Merger Sub shall promptly deliver to the Company written notice of any event or development that would (a) render any statement, representation or warranty of the Buyer or the Merger Sub in this Agreement inaccurate or incomplete in any material respect or (b) constitute or result in a breach by the Buyer or the Merger Sub of, or a failure by the Buyer or the Merger Sub to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

         4.8      EXCLUSIVITY.

         The Company shall not, and the Company shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) solicit, initiate, engage or participate in or knowingly encourage discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company or any division of the Company or (b) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than the Buyer). The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.8.

         4.9      EMPLOYEE AGREEMENTS.

                  After the execution of this Agreement, the Company shall require all employees of the Company hired after the date hereof (in accordance with this Agreement) to execute a confidentiality/assignment of inventions agreement with the Company in substantially the form attached hereto as Exhibit A.

         4.10     EMPLOYEE MATTERS.

         The Buyer shall use commercially reasonable efforts to make available to the employees of the Surviving Corporation all employee benefits then offered to employees of the Buyer of similar positions and responsibilities. For all purposes (other than accrual of benefits under any retirement plan), the Surviving Corporation and each of its Affiliates shall treat each employee's entire period of employment with the Company as if it had been employment with the Buyer, the Surviving Corporation and their Affiliates, even though the employees were not actually employed by the Buyer or any of its Affiliates prior to Closing.

         4.11     AGREEMENTS FROM CERTAIN AFFILIATES OF THE COMPANY.

         Section 4.11 of the Disclosure Letter sets forth a list of all persons or entities who are Affiliates of the Company (the "Company Affiliates") as of the date hereof. The Company shall provide the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts or cause to be delivered to the Buyer, concurrently with the execution of this Agreement (and in each case prior to the Effective Time), from each of the Company Affiliates an executed Affiliate Agreement in the form attached hereto as Exhibit C (the "Affiliate Agreements"). The Buyer and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by the Company Affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for Buyer Common Stock, consistent with the terms of such Affiliate Agreement.

         4.12     SHAREHOLDER AGREEMENTS.

         Prior to the execution hereof, the holders of capital stock of the Company set forth on Section 4.12 of the Disclosure Letter have executed and delivered to the Buyer voting agreements substantially in the form of Exhibit D hereto (the "Shareholder Agreements").

         4.13     REGISTRATION RIGHTS.

                  Prior to or simultaneously with the Effective Time, the Buyer shall execute and deliver a registration rights agreement, substantially in the form of Exhibit E hereto (the "Registration Rights Agreement"), pursuant to which the Buyer will grant each Company Shareholder that is a party thereto, certain rights with respect to the sale of the Merger Shares as provided therein.

         4.14     BUYER COMMON STOCK.

                  The Buyer agrees to authorize for listing on the NASDAQ National Market the shares of the Buyer Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger by filing with the NASDAQ National Market a Notification of Listing of Additional Shares (or such other form as may be required by the NASDAQ National Market) in a timely manner prior to the Effective Time or otherwise in accordance with the rules and regulations of the NASDAQ National Market.

         4.15     POOLING ACCOUNTING.

         The Buyer, Merger Sub and the Company shall use their best efforts, to the extent commercially reasonable, to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of the Company, Merger Sub and the Buyer shall use its best efforts to cause its Affiliates not to take any action that would adversely affect the ability of the Buyer to account of the business combination to be effected by the Merger as a pooling of interests.

         4.16     ESCROW AGREEMENT.

         On or before the Effective Time, the Escrow Agent and the Shareholders' Agent will execute the Escrow Agreement contemplated by Article VII in the form attached hereto as Exhibit F (the "Escrow Agreement").

         4.17     FORM S-8.

         The Buyer agrees to file, promptly after the Closing Date, a registration statement on Form S-8 covering the shares of Buyer Common Stock issuable pursuant to the Options assumed by the Buyer. The Company shall cooperate with and assist the Buyer in the preparation of such registration statement.

         4.18     REORGANIZATION.

         The Buyer and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code.

         4.19     INTERIM FINANCIAL STATEMENTS; SPECIAL EARNINGS RELEASE.

         As soon as practicable after thirty (30) days after the Closing Date, but in no event later than forty-five (45) days after the Closing Date, the Buyer shall use its best efforts to publicly disclose the Buyer's unaudited consolidated results of operations as of such 30th day and for the thirty (30) day period then ended. Concurrently with such disclosure, the Buyer shall publicly disclose an earnings report or press release or other authorized public disclosure by the Buyer that includes the consolidated results of operations of the Buyer and the Surviving Corporation (the "Special Earnings Release").

         4.20     INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         From the Effective Time through the date that is six years after the Effective Time, the Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer (the "Indemnified Officers"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under California law and its Articles of Incorporation or By-laws in effect on the date hereof to indemnify such Indemnified Officer (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Officer to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Officer is not entitled to indemnification). The provisions of this Section 4.20 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Officers, their heirs and their representatives.

         4.21     REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES.

         Each of the Parties shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fill and cause to be fulfilled the conditions to Closing under this Agreement. Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                    ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

         5.1      CONDITIONS TO EACH PARTY'S OBLIGATIONS.

         The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) this Agreement and the Merger shall have received the Requisite Shareholder Approval by the Company Shareholders;

                  (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the Buyer's conduct or operation of the business of the Buyer or the Surviving Corporation after the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

                  (c) the Buyer shall have received all permits and other authorizations required under applicable state securities laws for the issuance of the Merger Shares; and

                  (d) the Company, the Buyer, the Escrow Agent and the Shareholders' Agent (as defined in Article VII hereto) shall have entered into the Escrow Agreement.

         5.2      CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE MERGER SUB.

                  The obligation of each of the Buyer and the Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) the Agreement and the Merger shall have been approved and adopted with the Requisite Shareholder Approval and the number of Dissenting Shares shall not exceed 10% of the number of outstanding Company Shares as of the Effective Time;

                  (b) the Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

                  (c) the representations and warranties of the Company set forth in Article II that are qualified by materiality shall be true and correct when made on the date hereof and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time, except for (i) representations and warranties made as of a specific date, which shall be true and correct as of such date and (ii) changes contemplated by this Agreement, and the representations and warranties of the Company set forth in
Article II that are not qualified by materiality shall be true and correct when made on the date hereof in all material respects and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for (i) representations and warranties made as of a specific date, which shall be true and correct as of such date and (ii) changes contemplated by this Agreement;

                  (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (e) the Company shall have delivered to the Buyer and the Merger Sub a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) (to the extent the Company is a party or is named therein) of Section 5.1 and clauses (a) through (d) of this Section 5.2 is satisfied in all respects;

                  (f) the Buyer and the Merger Sub shall have received from Latham & Watkins, counsel to the Company, an opinion substantially in the form attached hereto as Exhibit G, addressed to the Buyer and the Merger Sub and dated as of the Closing Date;

                  (g) the Buyer and the Merger Sub shall have received the resignations, effective as of the Effective Time, of each director of the Company;

                  (h) each of Michael Watters and Sud Verma shall have executed an employment agreement substantially in the form attached hereto as Exhibit B or other forms reasonably acceptable to the Buyer and such agreement shall be in full force and effect;

                  (i) the Company Affiliates shall have executed and delivered the Affiliate Agreements;

                  (j) the Company Shareholders set forth on Section 2.2 of the Disclosure Letter shall have executed and delivered the Shareholder Agreements;

                  (k) the Buyer shall have received a written opinion from Arthur Andersen LLP, dated as of the Closing Date, stating that the Merger will qualify as a "pooling of interests" transaction under Accounting Principles Board Opinion No. 16 and applicable SEC regulations, if the Merger is consummated in accordance with this Agreement;

                  (l) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Merger Sub;

                  (m) there shall not have occurred any material adverse change in the official condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of the Company since the date of this Agreement, the Company's Transaction Costs shall not have exceeded the amount set forth in Section 2.8;

                  (n) the Major Holders (as defined in the Registration Rights Agreement) shall have entered into and delivered the Registration Rights Agreement; and

                  (o) the Buyer and the Merger Sub shall have received an opinion of Piper & Marbury L.L.P., counsel to the Buyer and the Merger Sub, substantially in the form attached hereto as Exhibit H, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
Section 368(a) of the Code and that each of the Buyer and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and counsel to the Buyer and the Merger Sub shall have received from the Company certificates substantially in the forms attached hereto as Exhibit I (collectively, the "Company Tax Certificate"). In rendering such opinion, such counsel shall be entitled to rely upon the representations contained in the Company Tax Certificate (as defined) and a certificate delivered by the Buyer to counsel to the Buyer and the Merger Sub.

         5.3      CONDITIONS TO OBLIGATIONS OF THE COMPANY.

         The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) the representations and warranties of the Buyer and the Merger Sub set forth in Article III that are qualified by materiality shall be true and correct when made on the date hereof and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time, except for (i) representations and warranties made as of a specific date, which shall be true and correct as of such date and (ii) changes contemplated by this Agreement, and the representations and warranties of the Buyer and the Merger Sub set forth in Article III that are not qualified by materiality shall be true and correct when made on the date hereof in all material respects and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for (i) representations and warranties made as of a specific date, which shall be true and correct as of such date and
(ii) changes contemplated by this Agreement;

                  (b) the Buyer and the Merger Sub shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a Material Adverse Effect on the Buyer and the Merger Sub or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

                  (c) each of the Buyer and the Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (d) each of the Buyer and the Merger Sub shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a), (b), (c), (d) (to the extent the Buyer or Merger Sub is a party or is named therein) of Section 5.1 and clauses (a), (b) and (c) of this Section 5.3 is satisfied in all respects;

                  (e) the Company Shareholders shall have received from Piper & Marbury L.L.P., counsel to the Buyer and the Merger Sub, an opinion substantially in the form attached hereto as Exhibit J, addressed to the Company and dated as of the Closing Date;

                  (f) the Company shall have received a written opinion from Ernst & Young LLP, dated as of the Closing Date, stating that the Merger will qualify as a "pooling of interests" transaction under Accounting Principles Board Opinion No. 16 and applicable SEC regulations, if the Merger is consummated in accordance with this Agreement;

                  (g) all actions to be taken by the Buyer and the Merger Sub in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company;

                  (h) there shall not have occurred any material adverse change in the official condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of the Buyer since the date of this Agreement;

                  (i) the Buyer shall have entered into and delivered the Registration Rights Agreement; and

                  (j) the Company shall have received an opinion of Latham & Watkins, counsel to the Company, substantially in form attached hereto as Exhibit K, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of the Buyer and the Company will be a party to the reorganization within the meaning of
Section 368(b)of the Code and counsel to the Company shall have received from the Buyer a certificate substantially in the form attached hereto as Exhibit L (the "Buyer Tax Certificate"). In rendering such opinion, such counsel shall be entitled to rely upon the representations contained in the Buyer Tax Certificate and a certificate delivered by the Company to counsel to the Company.

                                  ARTICLE VI
                                  TERMINATION

         6.1      TERMINATION OF AGREEMENT.

         The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Shareholder Approval) as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) Buyer may terminate this Agreement by giving written notice to the Company in the event that the Company is in breach, and the Company may terminate this Agreement by giving written notice to Buyer and the Merger Subsidiary in the event that Buyer or the Merger Subsidiary is in breach, of any material representation, warranty, or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

                  (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Company Shareholder Approval;

                  (d) any Party may terminate this Agreement by giving written notice to the other Party if the Closing shall not have occurred on or before September 30, 1999 (provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

                  (e) by either Buyer or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired.

         This Agreement shall automatically terminate if the Closing has not occurred on or prior to November 15, 1999.

         6.2      AMENDMENT.

         The board of directors of the Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties; provided that an amendment made subsequent to the adoption of the Agreement by Company Shareholders shall not: (a) alter or change the amount or kind of consideration to be received on conversion of the Company Shares; (b) alter or change any term of the Charter or By-laws of the Surviving Corporation to be effected by the Merger; or (c) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Company Shares.

          6.3      EXTENSION; WAIVER.

          At any time prior the Effective Time, any Party may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

                                   ARTICLE VII
                            ESCROW AND INDEMNIFICATION

         7.1      INDEMNIFICATION.

                  (a) Subject to the terms of the Affiliate Agreements, the Shareholder Agreements and this Article VII, the Company Shareholders will indemnify and hold harmless the Buyer and the Surviving Corporation and its respective officers, directors, agents and employees, and each person, if any, who controls or may control the Buyer or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation reasonable legal fees, net of any recoveries under existing insurance policies, tax benefits received by the Buyer or its Affiliates as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by the Buyer or its Affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third party claims (collectively, "Damages") arising out of any misrepresentation or breach in connection with any of the representations and warranties given or made by the Company in this Agreement, the Disclosure Letter or any Exhibit to this Agreement. The Buyer and its Affiliates shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer.

                  (b) The Buyer will indemnify and hold harmless the Company and its respective officers, directors, agents and employees, and each person, if any, who controls or may control the Company within the meaning of the Securities Act (hereinafter referred to individually as an "Company Indemnified Person" and collectively as "Company Indemnified

Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation reasonable legal fees, net of any recoveries under existing insurance policies, tax benefits received by the Company or its Affiliates as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by the Company or its Affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third party claims (collectively, "Company Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Buyer or the Merger Sub in this Agreement or any Exhibit to this Agreement. The Company and its Affiliates shall act in good faith and in a commercially reasonable manner to mitigate any Company Damages they may suffer.

                  (c)      Nothing in this Agreement shall limit the liability
(i) of the Company, the Buyer or the Merger Sub for any breach of any representation, warranty or covenant if the Merger does not close or (ii) of any Company Shareholder in connection with any breach by such shareholder of the Affiliate Agreements or the Shareholder Agreements delivered hereunder.

         7.2      ESCROW FUND.

         Notwithstanding the provisions of Article I, upon the Closing of the Merger, the Buyer shall issue to each Company Shareholder 92.5% of the Buyer Common Stock otherwise issuable to such shareholder pursuant to Article I (rounded upward to the nearest whole share). The remaining 7.5% of the Buyer Common Stock issuable to a Company Shareholder in connection with the Merger shall be referred to as "Escrow Shares," collectively, the Escrow Shares shall be referred to as the "Escrow Fund." Damages that (a) are accepted as valid by the Shareholders' Agents or (b) are determined to be valid by arbitration as described in this Article VII, shall reduce the number of Escrow Shares issuable to the Company Shareholders by the number of Escrow Shares (rounded to the closest whole number) equal to such Damages divided by the Escrow Share Market Value. As soon as practicable after the Effective Date, the Escrow Shares shall be registered in the name of, and be deposited with, State Street Bank and Trust (or other institution selected by the Buyer with the reasonable consent of the Company) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit F. The Escrow Shares shall be beneficially owned by the Company Shareholders and the Escrow Fund shall be the sole and exclusive remedy to compensate the Buyer pursuant to the indemnification obligations of the Company Shareholders set forth in Section 7.1(a).

         7.3      DAMAGE THRESHOLD.

                  Notwithstanding Section 7.1, the Buyer may not receive any shares from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 7.5 below) and identifying the requirements of Section 7.5(a)(ii) and identifying Damages has been delivered to the Escrow Agent as provided in Section 7.5 below and such amount is determined pursuant to this Article VII to be payable, in which case the Buyer shall receive shares equal in value to the full amount of Damages.

         7.4      ESCROW PERIOD.

         The "Escrow Period" shall terminate upon the earlier of: (i) three (3) business days after the delivery of the Buyer's independent certified public accountants of its reports for the fiscal year ending on December 31, 1999 and
(ii) the close of business on March 31, 2000; provided, however, that a portion of the Escrow Shares, which, in the reasonable judgment of the Buyer, subject to the objection of the Shareholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 7.7 hereof are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to claims made by the Buyer prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved. Such retained portion of the Escrow Fund shall be retained only until the claim for indemnification pursuant to which such portion is being retained is settled or finally determined between Buyer and the Shareholders' Agent in accordance with Section
7.7 below and upon resolution shall be promptly released pursuant to the Escrow Agreement. On the date which is five (5) years after the Closing Date, any shares remaining in the Escrow Fund shall be released therefrom and paid to the Company Shareholders; provided, however, that if any claim with respect to the Escrow Fund remain unresolved as of such date, the Company Shareholders shall continue to be liable with respect thereto to the full extent of their respective interests in such released Escrow Fund.

         7.5      CLAIMS UPON ESCROW FUND.

         Subject to the provisions set forth in Section 7.6:

                  (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of the Buyer (an "Officer's Certificate"):

                           (i)      stating that with respect to the
indemnification obligations of Company Shareholders, Damages exist in an aggregate amount equal to or greater than $1,000,000 (which aggregate amount cannot include any individual Damage items of $25,000 or less); and

                           (ii)     specifying in reasonable detail the
individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article VII, deliver to the Buyer out of the Escrow Fund, as promptly as practicable, Buyer Common Stock or other assets held in the Escrow Fund having a value determined in accordance with Section 7.5(b) of this Agreement equal to such Damages with respect to the indemnification obligations of Company Shareholders set forth in
Section 7.1. The Escrow Agent will not release any portion of the Escrow Fund to

Buyer pursuant to an Officer's Certificate until such claim has been resolved or is uncontested in accordance with Section 7.6 below.

                  (b) For the purpose of compensating the Buyer for its Damages pursuant to this Agreement, Buyer Common Stock in the Escrow Fund shall be valued at the Escrow Share Market Value.

         7.6      OBJECTIONS TO CLAIMS.

         At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent and for a period of forty-five (45) days after such delivery, the Escrow Agent shall make no delivery of Buyer Common Stock or other property pursuant to Section 7.5 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such forty-five (45) days period, the Escrow Agent shall make delivery of Buyer Common Stock or other property in the Escrow Fund in accordance with Section 7.5 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to the Buyer prior to the expiration of such forty-five (45) day period.

         7.7      RESOLUTION OF CONFLICTS AND ARBITRATION.

                  (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by the Buyer made in any Officer's Certificate, the Buyer shall have fifteen (15) days from receipt of a Shareholders' Agent's objections under Section 7.6 to respond in a written statement to the objection of the Shareholders' Agent. If after such fifteen (15) day period there remains a dispute as to any claims, the Shareholders' Agent and the Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute Buyer Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

                  (b) If no such agreement can be reached after good faith negotiation, either the Buyer or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, the Buyer and the Shareholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                  (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Montgomery County, Maryland under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 7.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, the Buyer shall be deemed to be the Non-Prevailing Party unless the arbitrators award the Buyer more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Company Shareholders for whom shares of Buyer Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation attorneys' fees and costs, reasonably incurred by the other party to the arbitration. Notwithstanding anything contained herein to the contrary except for the provisions of Section 7.8(c) hereof, the fees and expenses to be paid pursuant to the preceding sentence shall not be paid out of the Escrow Fund.

         7.8      SHAREHOLDERS' AGENT.

                  (a) Greg Ennis shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of Company Shareholders to act on their behalf under the Escrow Agreement, to give and receive notices and communications, to authorize delivery to the Buyer of Buyer Common Stock or other property from the Escrow Fund in satisfaction of claims by the Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to the Buyer, Shareholders' Agent and the Escrow Agent. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each Company Shareholder.

                  (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                  (c) The Shareholders' Agent shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Surviving Corporation's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Shareholders' Agent will not be entitled to receive any compensation from Buyer or the Company Shareholders in connection with this Agreement. Any fees and expenses incurred by Shareholders' Agent in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by the Company Shareholders to the Shareholders' Agent, provided, however, that the Shareholders' Agent shall be entitled to submit a claim for reimbursement of actual reasonable expenses incurred or paid to counsel or other third parties in investigating, negotiating, arbitrating or settling any claim hereunder in an amount not to exceed $50,000, and Escrow Shares in such amount shall be paid by the Escrow Agent within 45 days of receipt, and provided, further, to the extent any Escrow Shares remain available for distribution on the final release date, such fees and expenses shall be paid out from such Escrow Fund prior to the distribution to the Company Shareholders, but only upon the written direction of Buyer and the Shareholders' Agent to be given to the Escrow Agent at least three (3) business days prior to the final release date.

                  (d) The Buyer acknowledges that Greg Ennis may have a conflict of interest with respect to his duties as Shareholders' Agent, and in such regard will act in the best interests of the Company Shareholders.

         7.9      ACTIONS OF THE SHAREHOLDERS' AGENT.

         A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Company Shareholders for whom shares of Buyer Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company Shareholder, and the Escrow Agent and the Buyer may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Company Shareholder. The Escrow Agent and the Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

         7.10     THIRD-PARTY CLAIMS.

         In the event the Buyer becomes aware of a third-party claim which the Buyer believes may result in a demand against the Escrow Fund, the Buyer shall promptly notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Company Shareholders for whom shares of Buyer Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. The Buyer shall have the right to settle any such claim; provided, however, that the Buyer may not effect the settlement of any such claim without the prior written consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. Following notice of any claim, the

Buyer shall notify the Shareholders' Agent of any discussions, negotiations or other material developments affecting such claim and, to the extent commercially reasonable, permit the Shareholders' Agents to participate in any such discussions or negotiations.

                                  ARTICLE VIII
                                  DEFINITIONS

         (a) In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity; provided, however, that any adverse effect that primarily results from the execution and delivery of this Agreement will not be considered a Material Adverse Effect. In this Agreement, any reference to a Party's knowledge means such Party's actual knowledge after reasonable inquiry of officers, directors and other employees of such Party reasonably believed to have knowledge of such matters.

         (b) For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below:

Defined Term                                                                                     Section
------------                                                                                     -------
Affiliates.......................................................................................2.14
Affiliate Agreements.............................................................................4.11
Agreement....................................................................................Preamble
Budget............................................................................................2.6
Buyer .......................................................................................Preamble
Buyer Common Stock................................................................................1.5
Buyer Option Plans................................................................................3.2
Buyer Reports.....................................................................................3.5
Buyer Share Market Value..........................................................................1.5
Buyer Tax Certificate.............................................................................5.3
By-Laws...........................................................................................2.1
CERCLA...........................................................................................2.20
Certificate of Merger.............................................................................1.1
Certificates......................................................................................1.7
CGCL..............................................................................................1.1
Charter...........................................................................................2.1
Closing...........................................................................................1.2
Closing Date......................................................................................1.2
Code.............................................................................................1.10

Common Stock Conversion Ratio.....................................................................1.5
Common Stock Equivalents..........................................................................1.5
Common Stock Warrant.............................................................................1.10
Company......................................................................................Preamble
Company Affiliates...............................................................................4.11
Company Common Stock..............................................................................1.5
Company Damages...................................................................................7.1
Company Indemnified Person........................................................................7.1
Company Indemnified Persons.......................................................................7.1
Company Preferred Stock...........................................................................1.5
Company Restricted Stock.........................................................................1.10
Company Shares....................................................................................1.5
Company Special Meeting...........................................................................4.3
Company Shareholder...............................................................................1.5
Company Stock Option Plan........................................................................1.10
Company Tax Certificate...........................................................................5.2
Company Transaction Agreements....................................................................2.3
Counted Assumed Warrant Shares....................................................................1.5
Disclosure Letter..........................................................................Article II
Dissenting Shares.................................................................................1.6
Effective Time....................................................................................1.1
Employee Benefit Plan............................................................................2.19
Environmental Law................................................................................2.20
ERISA............................................................................................2.19
ERISA Affiliate..................................................................................2.19
Escrow Agent......................................................................................7.2
Escrow Agreement.................................................................................4.16
Escrow Fund.......................................................................................7.2
Escrow Period.....................................................................................7.4
Escrow Share Market Value.........................................................................1.5
Escrow Shares.....................................................................................1.5
Exchange Act.....................................................................................2.14
Exchange Agent....................................................................................1.3
Financial Statements..............................................................................2.6
GAAP..............................................................................................2.6
Governmental Entity...............................................................................2.4
Indemnified Person................................................................................7.1
Indemnified Persons...............................................................................7.1
Indemnified Officers.............................................................................4.20
Intellectual Property............................................................................2.12
Material Adverse Effect..................................................................Article VIII
Materials of Environmental Concern...............................................................2.20
Merger............................................................................................1.1
Merger Shares.....................................................................................1.5

Merger Sub...................................................................................Preamble
Merger Sub Common Stock...........................................................................1.5
Millennial Dates.................................................................................2.12
Most Recent Balance Sheet.........................................................................2.8
Most Recent Period................................................................................2.6
Officer's Certificate.............................................................................7.5
Options..........................................................................................1.10
Ordinary Course of Business.......................................................................2.4
Party........................................................................................Preamble
Permits..........................................................................................2.22
Registration Rights Agreement....................................................................4.13
Requisite Shareholder Approval....................................................................2.3
Securities Act...................................................................................1.10
Security Interest.................................................................................2.4
Series A Conversion Ratio.........................................................................1.5
Series A Warrant..................................................................................1.5
Special Earnings Release.........................................................................4.18
Shareholder Agreements...........................................................................4.12
Shareholder Consent...............................................................................4.3
Shareholder Materials............................................................................2.32
Shareholders' Agent...............................................................................7.8
Surviving Corporation.............................................................................1.1
Taxes.............................................................................................2.9
Tax Returns.......................................................................................2.9
Third Party Intellectual Property Rights.........................................................2.12
Transaction Agreements............................................................................2.3
Transaction Costs.................................................................................2.8
Warrants.........................................................................................1.10

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1      PRESS RELEASES AND ANNOUNCEMENTS.

         No Party shall issue any press release or make any public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

         9.2      NO THIRD PARTY BENEFICIARIES.

         This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Article I concerning issuance of the Merger Shares is intended for the benefit of the Company Shareholders and the provisions of this Agreement with respect to indemnification are intended for the benefit of the Persons indemnifying or to be indemnified as contemplated therein.

         9.3      ENTIRE AGREEMENT.

         This Agreement, the Disclosure Letter, Exhibits, the documents and instruments and other agreements among the parties referred to herein and the nondisclosure agreements signed by each of the Parties prior to the date hereof constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         9.4      SUCCESSION AND ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Merger Sub may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

         9.5      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.6      HEADINGS.

         The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7      NOTICES.

         All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service or sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below:

         If to the Company:

                  Inverse Network Technology
                  1215 Apollo Way
                  Sunnyvale, CA 94086
                  Attn: Its President

         Copy to (which shall not constitute notice):

                  Latham & Watkins
                  135 Commonwealth Drive
                  Menlo Park, CA  94025
                  Attn:  Michael W. Hall, Esq.

         If to the Buyer:

                  Visual Networks, Inc.
                  2092 Gaither Road
                  Rockville, MD 20850
                  Attn:  Its President

         Copy to (which shall not constitute notice):

                  Piper & Marbury L.L.P.
                  1200 Nineteenth Street, N.W.
                  Washington, DC  20036
                  Attn:  Nancy A. Spangler, Esq.

         If to the Merger Sub:

                  Visual Acquisitions Two, Inc.
                  2092 Gaither Road
                  Rockville, MD 20850
                  Attn:  Its President

         Copy to (which shall not constitute notice):

                  Piper & Marbury L.L.P.
                  1200 Nineteenth Street, N.W.
                  Washington, DC  20036
                  Attn: Nancy A. Spangler, Esq.

         If to the Shareholders' Agent:

                  Greg Ennis
                  3000 Sand Hill Road
                  Building 1, Suite 185
                  Menlo Park, CA  94025

         Copy to (which shall not constitute notice):

                  Latham & Watkins
                  135 Commonwealth Drive
                  Menlo Park, CA  94025
                  Attn:  Michael W. Hall, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

         9.9      WAIVERS.

         No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty or covenant.

         9.10     SEVERABILITY.

         Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, that, this Agreement shall not then substantially deprive any Party of the bargained-for performance of any other Party. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9.11     EXPENSES.

         All fees and expenses (including all accounting, legal and investment banking fees and expenses and all other expenses) incurred by the Buyer and Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer and Merger Sub, as the case may be, whether or not the Merger is consummated. All Transaction Costs incurred by the Company shall be paid by the Company; provided, that, the total of such Transaction Costs incurred by the Company shall not exceed the amount set forth in Section
2.8. In the event that the Company's available cash is insufficient to pay the Company's Transaction Costs, the Surviving Corporation shall pay such Transaction Costs in the event that the Closing occurs.

         9.12     OTHER REMEDIES.

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.13     SPECIFIC PERFORMANCE.

         The Parties acknowledge and agree that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the Parties hereunder shall be specifically enforced in accordance with the terms of this Agreement. The prevailing party in any such action shall be entitled to recover from the other party its attorneys' fees, costs and expenses incurred in connection with regard to such action.

         9.14     CONSTRUCTION.

         The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         9.15     INCORPORATION OF EXHIBITS AND SCHEDULES.

         The Exhibits and Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

                     [Signatures begin on following page]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              VISUAL NETWORKS, INC.

                              By:    /s/ SCOTT E. STOUFFER
                                 ----------------------------------

                              Name:   Scott E. Stouffer
                                   --------------------------------

                              Title:  President / CEO
                                    -------------------------------

                              VISUAL ACQUISITIONS TWO, INC.

                              By:    /s/ SCOTT E. STOUFFER
                                 ----------------------------------

                              Name:   Scott E. Stouffer
                                   --------------------------------

                              Title:     President
                                    -------------------------------

                              INVERSE NETWORK TECHNOLOGY

                              By:  /s/ MICHAEL WATTERS
                                 ----------------------------------

                              Name:    Michael Watters
                                   --------------------------------

                              Title:   Chief Executive Officer
                                    -------------------------------